Exhibit 10.3

SCHOOL SPECIALTY, INC.

2008 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

School Specialty, Inc. (the “Company”) has granted you an option (the “Option”) under its 2008 Equity Incentive Plan (the “Plan”).  The Option lets you purchase a specified number of shares of the Common Stock (the “Option Shares”), at a specified price per share (the “Exercise Price”).

Schedule I to this Agreement provides the details for your grant.  It specifies the number of Option Shares, the Exercise Price, the Date of Grant, the latest date the Option will expire (the “Term Expiration Date”), and any special rules that apply to your Option.  Schedule I also specifies that the Company intends this Option to be a nonqualified stock option (“NQSO”), not subject to the rules contained in Code Section 422.

The Option is subject in all respects to the applicable provisions of the Plan.  This Agreement does not cover all of the rules that apply to the Option under the Plan, and the Plan defines any terms in this Agreement that the Agreement does not define.

In addition to the terms and restrictions in the Plan, the following terms and restrictions apply to each Option:

Option

While your Option remains in effect under the Expiration section below,

Exercisability

you may exercise any exercisable portions of that Option (and buy the Option Shares) under the timing rules Schedule I specifies under “Option Exercisability Provisions.”

Method of

Subject to this Agreement and the Plan, you may exercise the Option only

Exercise and

by providing a written notice (or notice through another previously

Payment for

approved method, which could include a voice- or e-mail system) to

Shares

the Assistant Secretary of the Company or to whomever the Administrator designates, on or before the date the Option expires.  Each such notice must satisfy whatever procedures then apply to the Option and must contain such representations (statements from you about your situation) as the Company requires.  You must, at the same time, pay the Exercise Price using one or more of the methods described below.  Please note that until the Company notifies you otherwise, or unless you indicate otherwise on your notice of option exercise, all exercises of the Option will be done or a “Net Exercise” basis, which is the preferred method under the Plan.

Net Exercise

The Company delivers the number of shares to you that equals the number of Option Shares for which the Option was exercised, reduced by the number of whole shares of common stock with a Fair Market Value on the date of exercise equal to the Exercise Price and the minimum tax withholding required by law; to the extent the combined value of the whole shares of common stock, valued at their Fair Market Value on the date of exercise, is not sufficient to equal the Exercise Price and minimum tax withholding obligation, the Company will withhold the additional amount from your next pay check, or if you are not employed by the Company, you must pay the additional amount in cash to the Company before delivery of the shares will be made to you;

Cashless

an approved cashless exercise method, including directing

Exercise

the Company to send the stock certificates (or other acceptable evidence of ownership) to be issued under the Option to a licensed broker acceptable to the Company as your agent in exchange for the broker’s tendering to the Company cash (or acceptable cash equivalents) equal to the Exercise Price and any required tax withholdings (at the minimum required level); or

Cash/Check

cash, a cashier’s or certified check in the amount of the Exercise Price, and any required tax withholdings, payable to the order of the Company.

Expiration

You cannot exercise the Option after it has expired.  The Option will expire no later than the close of business on the Term Expiration Date shown on Schedule I. The “Option Expiration Rules” in Schedule I provide the circumstances under which the Option will terminate before the Term Expiration Date because of, for example, your termination of employment.  The Administrator can override the expiration provisions of Schedule I.

Compliance

You may not exercise the Option if the Company’s issuing stock upon with Law

such exercise would violate any applicable federal or state securities laws or other laws or regulations.  You may not sell or otherwise dispose of the Option Shares in violation of applicable law.  As part of this prohibition, you may not use the Cashless Exercise method if the Company’s insider trading policy then prohibits you from selling to the market.

Additional

The Company may postpone issuing and delivering any Option Shares

Conditions

for so long as the Company determines to be advisable to satisfy the to Exercise

following:

its completing or amending any securities registration or qualification of the Option Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to exercise the Option after your death or Disability (as defined in Schedule I) is authorized and entitled to do so;

your complying with any requests for representations under the Plan; and

your complying with any federal or state tax withholding obligations.

Additional

If you exercise the Option at a time when the Company does not have a

Representations

current registration statement (generally on Form S-8) under the from You

Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the Option Shares to you.  You must —

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Option Shares for your own account and not with a view to reselling or distributing the Option Shares; and

agree that you will not sell, transfer, or otherwise dispose of the Option Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the Option Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

No Effect on

Nothing in this Agreement restricts the Company’s rights or those of any

Employment

of its affiliates to terminate your employment or other relationship at any or Other

time, with or without cause.  The termination of employment or other

Relationship

relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

Not a Shareholder

You understand and agree that the Company will not consider you a shareholder for any purpose with respect to any of the Option Shares until you have exercised the Option, paid for the shares, and received evidence of ownership.

Adjustments

Any adjustments made pursuant to Section 15 of the Plan shall be made in such a manner as to ensure that, after such adjustment, the Option either continues not to be subject to Code Section 409A or complies with the requirements of Code Section 409A and the Committee shall not have the authority to make any adjustments pursuant to Section 15 of the Plan to the extent that the existence of such authority would cause the Option to be subject to Code Section 409A.

Governing Law

The laws of the State of Wisconsin will govern all matters relating to this
Agreement, without regard to the principles of conflict of laws, except to the extent superseded by the laws of the United States of America.

Notices

Any notice you give to the Company must follow the procedures then in effect.  If no other procedures apply, you must deliver your notice in writing by hand or by mail to the office of the Corporate Assistant Secretary.  If mailed, you should address it to the Company’s Corporate Assistant Secretary at the Company’s then corporate headquarters, unless the Company directs optionees to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice.  The Company will address any notices to you at your office or home address as reflected on the Company’s personnel or other business records.  You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to optionees.

Plan Governs

Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

SCHOOL SPECIALTY, INC.

OPTIONEE ACKNOWLEDGMENT

I acknowledge that I have received a copy of the Plan.  I represent that I have read and am familiar with the Plan’s terms.  By signing where indicated on Schedule I, I accept the Option subject to all of the terms and provisions of this Agreement and the Plan, as the Plan may be amended in accordance with its terms.  I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Option.

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE OPTION OR THE SECURITIES THAT MAY BE PURCHASED UPON EXERCISE OF THE OPTION WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO SCHOOL SPECIALTY, INC. OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO SCHOOL SPECIALTY, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

 Grant No. 1153

SCHOOL SPECIALTY, INC.
2008 EQUITY INCENTIVE PLAN STOCK OPTION AGREEMENT

Schedule I

Optionee Information:

Name:

Michael P. Lavelle

Option Information:

Option Shares: 250,000

Exercise Price per Share: $2.26

Date of Grant: January 12, 2012

Term Expiration Date:  January 12, 2022

Type of Option:  NQSO

Option Vesting Provisions

This Option will vest as to one-fourth of the Option Shares on the date the Average Trading Price equals or exceeds $5.00, as to one-fourth of the Option Shares on the date the Average Trading Price equals or exceeds $10.00, as to one-fourth of the Option Shares on the date the Average Trading Price equals or exceeds $15.00 and as to one-fourth of the Option Shares on the date the Average Trading Price equals or exceeds $20.00.

The term “Average Trading Price” means the average of the average daily high and low sales prices of a share of Common Stock on the Nasdaq Stock Market during any 30 consecutive trading day period, or in the case of a Change in Control, the cash purchase price or fair market value of non-cash consideration to be paid in connection with the Change in Control.

Option Exercisability Provisions

No portion of this Option may be exercised until such portion vests.  In addition, this Option may not be exercised prior to the first anniversary of the Date of Grant.  On and after the first anniversary of the Date of Grant and prior to the second anniversary of the Date of Grant, this Option will be exercisable as to no more than 83,333 vested Option Shares, assuming you have been continuously employed by the Company since the Date of Grant on the first anniversary of the Date of Grant.  On and after the second anniversary of the Date of Grant and prior to the third anniversary of the Date of Grant, this Option will be exercisable as to no more than an additional 83,333 vested Option Shares, assuming you have been continuously employed by the Company since the Date of Grant on the second anniversary of the Date of Grant.  On and after the third anniversary of the Date of Grant, this Option will be exercisable as to no more than an additional 83,334 vested Option Shares, assuming you have been continuously employed by the Company since the Date of Grant on the third anniversary of the Date of Grant. If any portion of this Option has not vested as of the third anniversary of the Date of Grant, such portion will become exercisable on the date on which such portion vests, assuming you have been continuously employed by the Company since the Date of Grant on the third anniversary of the Date of Grant.  Any unexpired portions of your Option that have previously vested will become fully exercisable upon termination of your employment pursuant to Section 3.1(d) of the Employment Agreement between the Company and you dated as of January 12, 2012 (the “Employment Agreement”) or due to your death or Disability.  In addition, any unexpired portions of the Option that have previously vested or will vest as a result of a Change in Control will become fully exercisable upon the occurrence of a Change in Control.

For purposes of this Schedule, the term “Disability” has the same meaning ascribed to such term in the Employment Agreement.

Option Expiration Rules

Any unvested portions of the Option will expire immediately after you cease to be employed by the Company. Any vested and exercisable portions of the Option will remain exercisable until the earliest of the following to occur, and then immediately expire:

•

on the 90th day after termination of employment pursuant to Section 3.1(c), 3.1(d) or 3.1(e) of the Employment Agreement

•

termination of your employment pursuant to Section 3.1(b) of the Employment Agreement

•

the earlier of (i) the first anniversary of your termination of employment due to a Disability and (ii) 30 days after you cease to have a Disability that resulted in the termination of your employment

•

the second anniversary of the termination of your employment due to your death

•

a violation by you of Articles IV, V, VI, VII, VIII, IX or X of the Employment Agreement

•

the Term Expiration Date

Employee By: /s/ Michael P. Lavelle Michael P. Lavelle Date: January 12, 2012	SCHOOL SPECIALTY, INC. By: /s/ David N. Vander Ploeg Title: Chief Financial Officer Date: January 12, 2012